Filed Pursuant to Rule 424(b)(2)
Registration No. 333-172562
PRICING SUPPLEMENT NO. 2013—CMTNH0052 DATED MARCH 25, 2013
(TO UNDERLYING SUPPLEMENT NO. 2 DATED DECEMBER 27, 2012, PROSPECTUS SUPPLEMENT
DATED DECEMBER 20, 2012 AND PROSPECTUS DATED MAY 12, 2011)
MEDIUM-TERM SENIOR NOTES, SERIES H
CITIGROUP INC.
874,377 Contingent-Return Optimization Securities Based on the S&P 500® Index due September 30, 2015
Unlike ordinary debt securities, the Contingent-Return Optimization Securities Based on the S&P 500® Index due September 30, 2015, which we refer to as the Securities, do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the S&P 500® Index, which we refer to as the underlying index, on the final valuation date and which may be significantly less than the stated principal amount of the Securities and possibly zero. The Securities are unsecured debt securities issued by Citigroup Inc. The Securities may have limited or no liquidity, and you may lose some or all of your investment.  All payments on the Securities are subject to the credit risk of Citigroup Inc. If we were to default on our obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
•	The Securities will mature on September 30, 2015. We will not make any payments on the Securities prior to maturity.
•	The minimum investment amount will be 100 Securities. The stated principal amount is $10 per Security.
•
The issue price is $10.000 per Security for brokerage accounts and $9.775 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor.  See “Description of Securities—Plan of Distribution; Conflicts of Interest” for more information.

•	At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash equal to:
º	If the final index level is greater than or equal to the trigger level:
$10 + ($10 × the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)
In no event will the return on the Securities be greater than the maximum gain.
º	If the final index level is less than the trigger level:
$10 + ($10 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be lower than -25%, and your payment at maturity will be less than $7.50 per Security and possibly zero.
Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on page PS-7.
•
The stated payout on the Securities, including any repayment of the stated principal amount, will only be paid by the issuer at maturity.  You may incur a substantial loss if you are able to sell your Securities prior to maturity.

•	The contingent return equals 6%.
•	The maximum gain will equal 23.26%.
•	The trigger level equals 1,163.77, 75% of the initial index level.
•	The index return will equal a fraction equal to (i) the final index level minus the initial index level, divided by (ii) the initial index level.
•	The initial index level equals 1,551.69, the closing level of the underlying index on the trade date.
•	The final index level will equal the closing level of the underlying index on the final valuation date.
•	The trade date is March 25, 2013.
•	The final valuation date will be September 24, 2015, subject to postponement for non-index business days and certain market disruption events.
•
Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

•	The Securities will not be listed on any securities exchange.
•	The CUSIP number for the Securities is 173095845. The ISIN number for the Securities is US1730958451.
Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Securities” beginning on page PS-9.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Public Offering Price(1)	$10.000	$8,743,770.00
Underwriting Discount(1)	$0.225	$196,734.83
Proceeds to Citigroup Inc.	$9.775	$8,547,035.18
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.225 for each Security sold in this offering to brokerage accounts and no underwriting discount for each Security sold in this offering to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. UBS Financial Services Inc., acting as agent for sales of the Securities, has agreed to purchase from Citigroup Global Markets Inc., and Citigroup Global Markets Inc. has agreed to sell to UBS Financial Services Inc., all of the Securities sold in this offering for $9.775 per Security, which includes the underwriting discount to the extent applicable. UBS Financial Services Inc. proposes to offer the Securities to brokerage accounts at a price of $10.000 per Security and to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor at a price of $9.775 per Security. UBS Financial Services Inc. will receive an underwriting discount of $0.225 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines. You should refer to “Risk Factors Relating to the Securities” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the Securities to purchasers on March 28, 2013.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

KEY TERMS
Issuer:	Citigroup Inc.
Aggregate stated principal amount:	$8,743,770
Stated principal amount:	$10 per Security (subject to a minimum investment of 100 Securities)
Issue price:	•	$10.000 per Security for brokerage accounts;
	•	$9.775 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor
Interest:	None
Trade date:	March 25, 2013
Settlement date:	March 28, 2013 (three business days after the trade date)
Final valuation date:	September 24, 2015, subject to postponement for non-index business days and market disruption events
Maturity date:	September 30, 2015
Underlying index:	S&P 500® Index
Payment at maturity:	At maturity, you will receive for each Security you then hold an amount in cash equal to:
	•	If the final index level is greater than or equal to the trigger level:
$10 + ($10 × the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)
In no event will the return on the Securities exceed the maximum gain.
	•	If the final index level is less than the trigger level:
$10 + ($10 × the index return)
If the final index level is less than the trigger level, you will be exposed to the full negative index return, which will be lower than -25%, and your payment at maturity will be less than $7.50 per Security and possibly zero.
All payments on the Securities are subject to the credit risk of Citigroup Inc.
Contingent return:	6%
Maximum gain:	23.26%
Maximum payment at maturity:	$12.326 (123.26% of the stated principal amount), per Security
Index return:	(final index level – initial index level) / initial index level
Initial index level:	1,551.69, the closing level of the underlying index on the trade date
Final index level:	The closing level of the underlying index on the final valuation date
Trigger level:	1,163.77, 75% of the initial index level
CUSIP:	173095845
ISIN:	US1730958451
Listing:
The Securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the Securities unless you are prepared to hold them to maturity.

Index publisher:	S&P Dow Jones Indices LLC
Risk Factors:	Please see “Risk Factors Relating to the Securities” beginning on page PS-9.
Agents:	Citigroup Global Markets Inc. (“Citigroup Global Markets”), our affiliate, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal
Calculation Agent:	Citigroup Global Markets Inc.
Trustee:	The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987
Clearing and settlement:	DTC

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent-Return Optimization Securities Based on the S&P 500® Index due September 30, 2015 (the “Securities”) we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors Relating to the Securities” as well as the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.

The Securities offered are medium-term debt securities of Citigroup Inc.  The Securities have been designed for investors who are willing to forgo market interest rates and dividends in exchange for a payment at maturity based on the performance of the S&P 500® Index, which we refer to as the underlying index, from the trade date to the final valuation date (as measured solely on those two dates), subject to the maximum gain.  At maturity, you will receive a positive return on the Securities only if the closing level of the underlying index on the final valuation date is greater than or equal to the trigger level.  All payments that become due on the Securities are subject to the credit risk of Citigroup Inc.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the Underlying Index, including certain risks that are associated with an investment linked to the Underlying Index.

Each Security costs $10.000 for sales to brokerage accounts and $9.775 for sales to fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor
The issue price of the Securities includes the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount paid with respect to the Securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the issue price of the Securities reflects these hedging costs and, for brokerage accounts, this underwriting discount is expected to adversely affect the secondary market prices of the Securities.  See “Risk Factors Relating to the Securities—The inclusion of the underwriting discount and projected profit from hedging in the issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The Securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity.  At maturity you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the underlying index on the final valuation date.  There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment.  If the final index level is less than the trigger level, you will be exposed to the full negative index return and you will receive an amount at maturity that is substantially less than the stated principal amount of the Securities and could be zero.  If the final index level is greater than or equal to the trigger level, you will receive a positive return equal to the greater of (i) the contingent return described below and (ii) the return on the underlying index, subject to the maximum gain described below.  In no event will the return on the Securities be greater than the maximum gain.

The initial index level equals 1,551.69, the closing level of the underlying index on March 25, 2013, the day we priced the Securities for initial sale to the public and which we refer to as the trade date.

The final index level will equal the closing level of the underlying index on September 24, 2015 (subject to postponement for non-index business days and market disruption events), which we refer to as the final valuation date.

The trigger level equals 1,163.77, 75% of the initial index level.
Payment at maturity depends on the final index level
At maturity, you will receive, for each $10 stated principal amount of Securities that you then hold, an amount in cash that will vary depending upon the closing level of the underlying index on the final valuation date equal to:

•	If the final index level is greater than or equal to the trigger level:

$10 + ($10 × the greater of (i) the contingent return and (ii) the index return, subject to the maximum gain)

where,
contingent return = 6%;
maximum gain = 23.26%; and
index return =	final index level – initial index level initial index level

In no event will the return on the Securities be greater than the maximum gain.

•	If the final index level is less than the trigger level:

$10 + ($10 × the index return)

If the final index level is less than the trigger level, investors will lose 1% of the stated principal amount for every 1% by which the final index level is less than the initial index level, and the payment at maturity will be less than $7.50 per Security and could be zero.

All payments on the Securities are subject to the credit risk of Citigroup Inc.

On page PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the Securities at maturity over a range of hypothetical index returns.  The graph does not show every situation that can occur.

You can review historical levels of the underlying index in the section of this pricing supplement called “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying index based upon its historical performance.

If no closing level of the underlying index is available or if a market disruption event occurs on the final valuation date, the final index level will be determined in accordance with “Description of Securities—Closing Level.”

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.

By investing in the Securities, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index
Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of March 25, 2013, the average dividend yield of those stocks was 2.12% per year, which, if the average dividend yield remained constant for the term of the Securities, would be equivalent to approximately 5.30% (calculated on a simple interest basis) over the approximately 2.5-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

The securities will not be listed on an exchange	The Securities will not be listed on any exchange and, accordingly, may have limited or no liquidity. You should not invest in the Securities unless you are prepared to hold them to maturity.

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets Inc. (“Citigroup Global Markets”), to act as calculation agent for The Bank of New York Mellon, under an indenture dated as of March 15, 1987, as the trustee for our senior securities.  As calculation agent, Citigroup Global Markets has determined the initial index level and the trigger level and will determine, among other things, the final index level, the index return, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.

Citigroup Global Markets will be the lead agent; conflicts of interest
The lead agent for the offering of the Securities is Citigroup Global Markets, our affiliate. This offering will be conducted in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written consent of the client.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the Securities
The Securities are senior unsecured debt securities issued as part of our Series H medium-term senior note program.  You can find a general description of our Series H medium-term senior note program in the accompanying prospectus supplement dated December 20, 2012 and prospectus dated May 12, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of the Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the Securities in the section of this pricing supplement called “Risk Factors Relating to the Securities” as well as the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.   The tax and accounting treatment of investments in equity-linked securities such as the Securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Securities.

How to reach us	Clients may contact their local brokerage representative.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each Security, the following graph illustrates the payment at maturity on the Securities for a range of hypothetical index returns.

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of March 25, 2013, the average dividend yield of those stocks was 2.12% per year, which, if the average dividend yield remained constant for the term of the Securities, would be equivalent to approximately 5.30% (calculated on a simple interest basis) over the approximately 2.5-year term of the Securities.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.   You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios below do not show any effect of lost dividend yield over the term of the Securities.

The graph is based on the following terms:

Stated Principal Amount per Security:	$10

Contingent Return:	6%

Trigger Level:	1,163.77, 75% of the initial index level

Maximum Gain:	23.26%

Maximum Payment at Maturity:	$12.326 per Security (123.26% of the stated principal amount)

•
If the index return is greater than or equal to -25%, such that the final index level is greater than or equal to the trigger level, the payment at maturity per Security reflected in the graph above is greater than the $10 stated principal amount per Security and is equal to the $10 stated principal amount plus the product of $10 and the greater of (i) the contingent return of 6% and (ii) the index return, subject to the maximum gain of 23.26%.

º
If the index return is greater than or equal to -25% but less than or equal to 6%, an investor will receive a payment at maturity of $10.60 per Security, the stated principal amount plus the product of $10 and the contingent return of 6%.

º
If the index return is greater than 6% but less than or equal to the maximum gain of 23.26%, an investor will instead participate on a 1-to-1 basis in the positive performance of the underlying index from the trade date to the final valuation date (as measured solely on those two dates).  For example, if the index return is 15%, an investor will receive a payment at maturity equal to $11.50 per Security.

º
If the index return is greater than the maximum gain of 23.26%, an investor will not participate in any positive performance of the underlying index from the trade date to the final valuation date beyond 23.26% and will receive the maximum payment at maturity of $12.326 per Security.

•
If the index return is less than -25%, such that the final index level is less than the trigger level, an investor will receive a payment at maturity per Security that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the final index level from the initial index level.

º	For example, if the index return is -60%, an investor will lose 60% of the stated principal amount and receive only $4.00 per Security at maturity, or 40% of the stated principal amount.

RISK FACTORS RELATING TO THE SECURITIES

The Securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee the return of any of the stated principal amount at maturity. Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index. This section describes some of the most significant risks relating to the Securities. You should read the risk factors below together with the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. In connection with your investment in the Securities, you should carefully consider whether the Securities are suited to your particular circumstances.

The Securities do not pay interest or guarantee return of principal
The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final index level is less than 1,163.77, 75% of the initial index level, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each Security by an amount proportionate to the decrease in the final index level from the initial index level and will in all cases be less than $7.50 per Security. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose your entire investment. See “Hypothetical Payouts on the Securities at Maturity.”

Volatility of the underlying index
Historically, the closing level of the underlying index has been volatile. From January 2, 2008 to March 25, 2013, the closing level of the underlying index has been as low as 676.53 and as high as 1,563.23. The volatility of the level of the underlying index may result in you receiving at maturity an amount that is less than the stated principal amount of the Securities, and possibly zero, even if the closing level of the underlying index is greater than or equal to the trigger level on one or more dates other than the final valuation date during the term of the Securities.

The appreciation potential of the Securities is limited by the maximum gain
The appreciation potential of the Securities is limited by the maximum gain of 23.26%, which results in a maximum payment at maturity of $12.326 per Security, or 123.26% of the stated principal amount.  Therefore, any increase in the final index level over the initial index level by more than the maximum gain of 23.26% will not increase the return on the Securities.

The Securities are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the Securities
Any payment on the Securities will be made by Citigroup Inc. and, therefore, you are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

The value of the Securities will be influenced by many unpredictable factors
Several factors will influence the value of the Securities and the price, if any,  at which Citigroup Global Markets may be willing to purchase the Securities in the secondary market, including: the value and volatility (frequency and magnitude of changes in level or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing level of the underlying index, interest and yield rates in the market, time remaining until the Securities mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc. The level of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information” below. You must hold your Securities to maturity to receive the stated payout from the issuer, including any repayment of the stated principal amount. You may receive less, and possibly significantly less, than the stated principal amount of the Securities if you try to sell your Securities prior to maturity, even if the level of the underlying index is at or above the trigger level at that time.

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index, and you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index

Investing in the Securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.  As of March 25, 2013, the stocks that constitute the underlying index average a dividend yield of 2.12% per year.  If this average dividend yield were to remain constant for the term of the Securities, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of approximately 5.30% (calculated on a simple interest basis) over the approximately 2.5-year term of the Securities by investing in the Securities instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends.  However, it is impossible to predict whether the dividend yield over the term of the Securities will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.   The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Securities.

Adjustments to the underlying index could adversely affect the value of the Securities
The publisher of the underlying index may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could change the level of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The inclusion of the underwriting discount and projected profit from hedging in the issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Securities in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount paid with respect to the Securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price for the Securities is also likely to be reduced by the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

The Securities will not be listed on any securities exchange and you may not	The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities.

be able to sell your Securities prior to maturity
Citigroup Global Markets intends to make a secondary market in relation to the Securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets shall be determined in Citigroup Global Markets’ sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the Securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the Securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the Securities, the price may, or may not, be at a discount from the stated principal amount.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the Securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial index level and the trigger level, will determine, among other things, the final index level and the index return and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index level in the event of a market disruption event, or discontinuance of the underlying index, may adversely affect the payout to you at maturity.  Therefore, there may be a conflict between our connection to the calculation agent and your interests as an investor in the Securities.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities
One or more of our affiliates have hedged our obligations under the Securities and will continue to carry out hedging activities related to the Securities (and other instruments linked to the underlying index and/or the stocks that constitute the underlying index), including trading in stocks that constitute the underlying index and/or in instruments, such as options, swaps or futures related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the trade date could have potentially increased the initial index level and therefore, the trigger level and, as a result, could increase the level at which the underlying index must close on the final valuation date before an investor receives a payment at maturity that exceeds the issue price of the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the level of the underlying index on the final valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The U.S. federal tax consequences of an investment in the Securities are unclear
There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be affected materially and adversely.  As described below under “Description of Securities—United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the Securities should review carefully the section of this pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Potentially inconsistent research, opinions or recommendations by Citigroup Global Markets Inc., UBS Financial Services Inc. or their respective affiliates
Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Citigroup Global Markets, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $10 stated principal amount of our Contingent-Return Optimization Securities Based on the S&P 500® Index due September 30, 2015.  In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Inc.

You should read this pricing supplement together with the accompanying underlying supplement, prospectus supplement and prospectus in connection with your investment in the Securities. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the underlying supplement, prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for December 20, 2012 and December 27, 2012 on the SEC Web site):

▪	Underlying Supplement No. 2 dated December 27, 2012: http://www.sec.gov/Archives/edgar/data/831001/000095010312006948/dp35034_424b2-underlying.htm

▪	Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011: http://sec.gov/Archives/edgar/data/831001/000119312512509203/d448811d424b2.htm

Aggregate Principal Amount	$8,743,770

Trade Date	March 25, 2013

Settlement Date	March 28, 2013

Maturity Date	September 30, 2015

Final Valuation Date
September 24, 2015.  If the originally scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date may be postponed by the Calculation Agent, but not past the Business Day immediately prior to the Maturity Date. In addition, if a Market Disruption Event occurs on the originally scheduled Final Valuation Date, the Calculation Agent may postpone the Final Valuation Date as described below in the definition of “Closing Level.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Issue Price	$10.000 per Security for brokerage accounts; $9.775 per Security for fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor

CUSIP Number	173095845

ISIN Number	US1730958451

Denominations	$10 stated principal amount per Security and integral multiples of $10 in excess thereof

Underlying Index	S&P 500® Index

Payment at Maturity	At maturity, you will receive for each $10 Stated Principal Amount of Securities that you then hold a Payment at Maturity equal to:

•	If the Final Index Level is greater than or equal to the Trigger Level:

$10 + ($10 × the greater of (i) the Contingent Return and (ii) the Index Return, subject to the Maximum Gain). In no event will the return on the Securities be greater than the Maximum Gain; or

•	If the Final Index Level is less than the Trigger Level:

$10 + ($10 × the Index Return).

If the Final Index Level is less than the Trigger Level, you will be exposed to the full negative Index Return, which will be lower than -25%, and your Payment at Maturity will be less than $7.50 per Security and possibly zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Index Business Day preceding the Maturity Date (but if such Index Business Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Contingent Return	6%

Maximum Gain	23.26%

Index Return	A fraction, the numerator of which is the Final Index Level minus the Initial Index Level and the denominator of which is the Initial Index Level, as described by the following formula:

Initial Index Level	1,551.69, the Closing Level of the Underlying Index on the Trade Date.

Final Index Level	The Closing Level of the Underlying Index on the Final Valuation Date, as determined by the Calculation Agent.

Trigger Level	1,163.77, 75% of the Initial Index Level

Minimum Payment at Maturity	None (you could lose the entire Stated Principal Amount).

Maximum Payment at Maturity	$12.326 (123.26% of the Stated Principal Amount) per Security

Closing Level
Subject to the terms described under “Discontinuance of the Underlying Index; Alteration of Method of Calculation” below, the Closing Level on any Index Business Day means the closing level of the Underlying Index on such day as published by the publisher of the Underlying Index. If the Closing Level of the Underlying Index is not available or if there is a Market Disruption Event on the originally scheduled Final Valuation Date, the Closing Level of the Underlying Index for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Underlying Index obtained from as many dealers in equities (which may include Citigroup Global Markets Inc. (“Citigroup Global Markets”) or any of our other affiliates), but not exceeding three such dealers, as will make such level available to the Calculation Agent. Upon the occurrence of a Market Disruption Event, instead of obtaining levels from dealers as described above, the Calculation Agent may defer the Final Valuation Date or any other date of determination for up to three consecutive Index Business Days on which a Market Disruption Event is occurring, but not past the Business Day immediately prior to the Maturity Date.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day
A day, as determined by the Calculation Agent, on which the level of the Underlying Index or any Successor Index is calculated and published and on which securities comprising more than 80% of the level of the index on such day are capable of being traded on their primary exchanges or markets during the one-half hour before the determination of the Closing Level of the index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on Citigroup Inc. and the beneficial owners of the Securities, absent manifest error.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.

For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or
Subordinated Security	Senior. The Securities will rank on par with all other senior, unsecured debt securities of Citigroup Inc.

Paying Agent	Citibank, N.A.

Trustee	The Bank of New York Mellon, as trustee under an indenture dated as of March 15, 1987, will serve as trustee for the Securities

Agents	Citigroup Global Markets, as lead agent, and UBS Financial Services Inc., as agent, each acting as principal

Calculation Agent	Citigroup Global Markets.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Index Level in the event of a Market Disruption Event, or discontinuance of the Underlying Index, may affect the Payment at Maturity.  See “—Discontinuance of the Underlying Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event
Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the primary exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the level of the Underlying Index or any Successor Index, (b) any options or futures contracts, or any options on such futures contracts, relating to the Underlying Index or any Successor Index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the level of the Underlying Index or any Successor Index on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index will be based on a comparison of the portion of the level of the Underlying Index attributable to that security relative to the overall level of the Underlying Index, in each case immediately before that suspension or limitation.

No Redemption	The Securities are not subject to redemption at the option of Citigroup Inc. or any holder prior to maturity.

Alternate Payment Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Closing Level of the Underlying Index as of the date of such acceleration as the Final Index Level.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

In case of default in Payment at Maturity of the Securities, no interest will accrue on such overdue payment.

Discontinuance of the Underlying Index; of Calculation

If the publisher of the Underlying Index discontinues publication of the Underlying Index and it or another entity (including Citigroup Global Markets) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the level of the Underlying Index will be determined by reference to the level of that index, which we refer to as a “Successor Index.”

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the Trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date or the date of acceleration, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Level for the Underlying Index for such date. Such Closing Level will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) of each security most recently constituting the Underlying Index at the close of the principal trading session of the primary exchange(s) or market(s) of trading for such security on such date, without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index is changed in any material respect, or if the Underlying Index or any Successor Index is in any other way modified so that the level of the Underlying Index or the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, as of the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of an index comparable to the Underlying Index or any Successor Index as if the changes or modifications had not been made, and calculate the level of the index with reference to the Underlying Index or the Successor Index. Accordingly, if the method of calculating the Underlying Index or any Successor Index is modified so that the level of the Underlying Index or any Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a level of the index as if it had not been modified.

The Underlying Index;
Public Information
The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets.  It is calculated and maintained by S&P Dow Jones Indices LLC.  The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the Underlying Index, including certain risks that are associated with an investment linked to the Underlying Index.

Historical Information
The following table sets forth, for each of the quarterly periods indicated, the published high, low and end-of-period Closing Levels of the Underlying Index from January 2, 2008 through March 25, 2013.  The related graph shows the Closing Levels of the Underlying Index for each day such level was available in that same period. We obtained the information in the table and graph below from Bloomberg L.P., without independent verification.  These historical data on the Underlying Index are not indicative of the future performance of the Underlying Index or what the market value of the Securities may be. Any historical upward or downward trend in the level of the Underlying Index during any period set forth below is not an indication that the Underlying Index is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the Closing Level of the Underlying Index on the Final Valuation Date.

S&P 500® Index Historical High, Low and Period End Closing Levels January 2, 2008 through March 25, 2013

	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter (through March 25, 2013)	1,563.23	1,457.15	1,551.69

S&P 500® Index January 2, 2008 through March 25, 2013 Daily Closing Levels

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Issue Price of the Securities includes the cost of hedging our obligations under the Securities and, for brokerage accounts, the underwriting discount (as shown on the cover page of this pricing supplement) paid with respect to the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds and Hedging” in the accompanying prospectus.

On or prior to the Trade Date, we, through our affiliates or others, have hedged our anticipated exposure in connection with the Securities by taking positions in swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, in the stocks that constitute the Underlying Index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could have increased the Closing Level of the Underlying Index, and, accordingly, potentially increased the Initial Index Level and, therefore, the Trigger Level and, as a result, increase the Closing Level at which the Underlying Index must close on the Final Valuation Date before investors would receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the swaps, options or futures contracts on the Underlying Index or on the stocks that constitute the Underlying Index, the stocks that constitute the Underlying Index or such other securities or instruments, including by selling any such contracts or instruments on the Final Valuation Date. We cannot give any assurance that our hedging activities will not affect the Closing Level of the Underlying Index and, therefore, adversely affect the value of the Securities or the Payment at Maturity.

Plan of Distribution;
Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated December 20, 2012 (the “GSAA”) among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc. and UBS Financial Services Inc. (“UBS”), govern the sale and purchase of the Securities.  Citigroup Global Markets is acting as lead agent for the offering of the Securities and UBS is acting as agent for the offering of the Securities, in each case pursuant to the GSAA.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets, $8,743,770 aggregate stated principal amount of Securities (874,377 Securities) for $9.775 per Security. UBS, acting as principal, has agreed to purchase from Citigroup Global Markets, and Citigroup Global Markets has agreed to sell to UBS, all of the Securities sold in this offering for $9.775 per Security. UBS proposes to offer the Securities to brokerage accounts at a price of $10.000 per Security and to fee-based advisory accounts for which UBS is an investment advisor at a price of $9.775 per Security. UBS will receive an underwriting discount of $0.225 per Security for each Security it sells to brokerage accounts but will not receive any sales commission with respect to sales to fee-based advisory accounts for which UBS is an investment advisor.  The underwriting discount, if applicable, will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

In order to hedge its obligations under the Securities, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Securities—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Securities” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Inc. Accordingly, the offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.  Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

Benefit Plan Investor
Considerations
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

United States Federal Tax Considerations
Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal tax consequences of the ownership and disposition of the Securities.  It applies only to an initial investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;

• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;

• investors holding the Securities as part of a “straddle,” conversion transaction or constructive sale transaction;

• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;

• entities classified as partnerships for U.S. federal income tax purposes;

• regulated investment companies;

• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”; and

• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to their particular U.S. federal tax consequences of holding and disposing of the Securities.

We will not attempt to ascertain whether any of the issuers of the shares that constitute the Underlying Index (the shares hereafter referred to as “Underlying Shares”) should be treated as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or retirement of the Securities.  Non-U.S. persons considering an investment in the Securities should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of Underlying Shares and consult their tax advisers regarding the possible consequences to them if any issuer of Underlying Shares is or becomes a USRPHC.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare Contribution Tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the Securities, each holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Securities that are sold, exchanged or retired.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire them.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or retirement the U.S. Holder has held the Securities for more than one year.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them.  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s tax accounting method, in each year that the U.S. Holder held the Securities, the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to them prior to maturity.  In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to them.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or

• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Retirement of the Securities. Subject to the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the possible application of Section 897 of the Code, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income in respect of the Security is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States, and (ii) the Non-U.S. Holder furnishes to the applicable withholding agent an appropriate IRS Form W-8 certifying under penalties of perjury that the beneficial owner is not a U.S. person.

Other U.S. federal income tax treatments of the Securities are also possible.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Amounts paid on the Securities, and the proceeds of a sale, exchange or other disposition of the Securities, may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code.  A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Prospective investors in the Securities should consult their tax advisers regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of

New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

We are responsible for the information contained or incorporated by reference in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

Citigroup Inc.

Medium-Term Senior Notes,
Series H

874,377 Contingent-Return Optimization Securities Based on the S&P 500® Index due September 30, 2015

($10 Stated Principal Amount
per Security)

Pricing Supplement
March 25, 2013

(Including Underlying Supplement No. 2 dated
December 27, 2012, Prospectus Supplement
dated December 20, 2012 and
Prospectus dated May 12, 2011)

TABLE OF CONTENTS
Page
Pricing Supplement
Key Terms	PS-2
Summary of Pricing Supplement	PS-3
Hypothetical Payouts on the Securities at Maturity	PS-7
Risk Factors Relating to the Securities	PS-9
Description of Securities	PS-13
The Underlying Index; Public Information	PS-18
Use of Proceeds and Hedging	PS-20
Plan of Distribution; Conflicts of Interest	PS-21
Benefit Plan Investor Considerations	PS-21
United States Federal Tax Considerations	PS-24
Validity of the Securities	PS-29
Underlying Supplement
Risk Factors	1
Equity Index Descriptions	16
Commodity Index Descriptions	119
Fund Descriptions	139
Prospectus Supplement
Risk Factors	S-1
Important Currency Information	S-3
Forward-Looking Statements	S-4
Description of the Notes	S-5
United States Federal Tax Considerations	S-22
Plan of Distribution; Conflicts of Interest	S-31
Benefit Plan Investor Considerations	S-35
Legal Matters	S-37
Prospectus
Prospectus Summary	1
Forward-Looking Statements	7
Citigroup Inc.	7
Use of Proceeds and Hedging	7
European Monetary Union	9
Description of Debt Securities	9
United States Tax Documentation Requirements	33
United States Federal Income Tax Considerations	34
Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency	41
Description of Common Stock Warrants	43
Description of Index Warrants	44
Description of Capital Stock	47
Description of Preferred Stock	49
Description of Depositary Shares	52
Description of Stock Purchase Contracts and Stock Purchase Units	54
Plan of Distribution	55
ERISA Considerations	57
Legal Matters	58
Experts	58